Exhibit 99.1

Universal Logistics Holdings Reports Fourth Quarter and Year-End Financial Results; Declares Regular and Special Dividends

-	Fourth Quarter 2018 Operating Revenues: $386.4 million, 23.0% increase
-	Fourth Quarter 2018 Operating Income: $17.9 million, 36.6% increase
-	Fourth Quarter 2018 EPS: $0.32, includes $0.23 charge for legal settlement and securities losses
-	Regular Quarterly Dividend: $0.105 per share
-	Special Annual Dividend: $0.110 per share

Warren, MI – February 21, 2019 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported fourth quarter 2018 net income of $9.0 million, or $0.32 per basic and diluted share, on record-high operating revenues of $386.4 million.  Universal has reported eight consecutive quarters of revenue growth.  Included in the results was a $7.0 million pre-tax charge, or approximately $0.19 per share, for the settlement of a previously disclosed legal matter.  Fourth quarter 2018 results also include $1.6 million of pre-tax holding losses, or $0.04 per share, on marketable securities due to changes in fair value recognized in income. These results compare to fourth quarter 2017 net income of $24.4 million, or $0.86 per basic and diluted share, on total operating revenue of $314.0 million.  Fourth quarter 2017 net income included $18.1 million, or $0.64 per basic and diluted share, of tax benefit from the impact of the Tax Cuts and Jobs Act enacted on December 22, 2017.

Consolidated net income for the full year 2018 was $52.2 million, or $1.84 per basic and diluted share, on total operating revenue of $1.46 billion.  Both operating revenues and earnings per share for the full year 2018 were the highest ever reported in Universal’s history.  Included in the full year results were $9.0 million of pre-tax charges, or approximately $0.24 per share, for the settlement of a previously disclosed legal matter.  This compares to net income of $28.2 million, or $0.99 per basic and diluted share, and $1.22 billion of total operating revenues in 2017.

Operating revenues from truckload services in the fourth quarter 2018 increased $1.9 million, or 2.6% to $73.8 million, compared to $71.9 million for the same period last year. Included in truckload revenues during the period were $8.1 million of separately identified fuel surcharges, compared to $7.6 million in the same period last year.  Universal’s average revenue per mile, excluding fuel charges, increased 15.4% during the period, while the number of loads hauled decreased 11.3% during the same period.  During the fourth quarter of 2018, Universal moved 66,821 loads, compared to 75,309 loads during the same period last year.

Revenues from brokerage services in the fourth quarter 2018 increased $15.9 million, or 19.3% to $98.1 million, compared to $82.2 million one year earlier. The growth is primarily due to an increase in the number of brokerage loads moved.  During the fourth quarter of 2018, Universal brokered 53,467 loads, compared to 45,896 loads during the same period last year.

Intermodal services revenues increased $43.9 million to $83.9 million in the fourth quarter of 2018, up from $40.0 million one year earlier.  Intermodal revenues for the recently completed quarter included $37.2 million of revenues attributable to Fore Transportation, Southern Counties Express, Specialized Rail Service, and Container Connection, each of which Universal acquired in 2018.  Fuel surcharges included in intermodal revenues in the fourth quarter 2018 totaled $11.1 million compared to $4.5 million during the same period last year.  During the fourth quarter 2018, Universal moved 143,845 intermodal loads, compared to 88,208 loads one year earlier, an increase of 63.1%, while also increasing its average operating revenue per load, excluding fuel surcharges, by 26.6%.

Fourth quarter 2018 operating revenues from dedicated services increased 50.7% to $33.3 million compared to $22.1 million one year earlier. Dedicated services revenues included $4.7 million of separately identified fuel surcharges, compared to $3.2 million during the same period last year. The increase was primarily attributable to increases in both shuttle moves and in the number of over-the-road loads hauled.

Overall, revenues from value-added services decreased slightly during the fourth quarter 2018 to $97.3 million.  This compares to $97.8 million from value-added services one year earlier.  Operations supporting passenger vehicle programs declined during the period, while those supporting heavy-truck production continued to record strong growth.  Value-added operations supporting heavy-truck grew $4.0 million, or 18.2% on a year-over-year basis.

Consolidated income from operations for the fourth quarter 2018 increased $4.8 million, or 36.6% to $17.9 million.  Included in fourth quarter 2018 results was a $7.0 million charge for the settlement of a previously disclosed legal matter attributed to Universal’s logistics segment.  Universal’s transportation and logistics segments both outperformed the same period last year. During the fourth quarter 2018, income from operations in Universal’s transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased to $19.4 million compared to $7.3 million during the same period last year, and income (loss) from operations in Universal’s logistics segment, which includes value-added and dedicated services, decreased to $(1.8) million compared to $4.2 million during the same period last year.  However, the operating loss for the logistics segment during the fourth quarter of 2018 includes the $7.0 million of pre-tax charge for the settlement of pending litigation.

“2018 proved to be a very exciting year for Universal,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “We closed out the year with the highest quarterly revenue ever reported, making the fourth quarter of 2018 Universal’s eighth consecutive quarter of top-line revenue growth.  In fact, we reported double-digit revenue growth in each quarter of 2018, all while delivering outstanding customer service.  During the year, Universal also completed the acquisition of four best-in-class intermodal service providers, further expanding our strategic footprint into some of the largest intermodal markets in the United States.  And this year, we delivered the best operating results ever reported in Universal’s history.  I am pleased with all that we have accomplished as Team Universal, and I remain optimistic about what lies in store for the year ahead.”

Universal calculates and reports selected financial metrics not only in connection with lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

During the fourth quarter of 2018, EBITDA increased $4.8 million, or 18.0% to $31.4 million, compared to $26.6 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the fourth quarter 2018 were 4.6% and 8.5%, respectively.  These profitability metrics compare to 4.2% and 8.4%, respectively, in fourth quarter 2017.

As of December 31, 2018, Universal held cash and cash equivalents totaling $5.7 million, and $9.3 million in marketable securities.  Outstanding debt at the end of the fourth quarter 2018 was $403.2 million and capital expenditures totaled $9.4 million during the period.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.105 per share of common stock.  In addition, after taking into consideration Universal’s overall financial performance, the Board of Directors approved an additional special annual dividend of $0.110 per share of common stock.  Both dividends are payable to shareholders of record at the close of business on March 4, 2019 and is expected to be paid on March 14, 2019.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 AM Eastern Time

Date:  Friday, February 22, 2019

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  2665778

A replay of the conference call will be available beginning two hours after the call through March 29, 2019, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 2665778. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating revenues:
Truckload services	$73,758	$71,868	$313,811	$302,914
Brokerage services	98,133	82,199	367,579	278,187
Intermodal services	83,884	40,013	251,074	153,726
Dedicated services	33,298	22,099	121,023	93,505
Value-added services	97,305	97,844	408,221	388,333
Total operating revenues	386,378	314,023	1,461,708	1,216,665

Operating expenses:
Purchased transportation and equipment rent	189,517	150,381	716,019	577,485
Direct personnel and related benefits	94,106	80,012	354,654	314,364
Operating supplies and expenses	32,189	26,663	122,736	115,420
Commission expense	9,083	8,929	37,381	33,213
Occupancy expense	8,127	7,574	30,701	30,575
General and administrative	8,169	8,097	31,523	31,518
Insurance and claims	12,302	5,923	30,475	41,881
Depreciation and amortization	14,977	13,332	54,425	46,995
Total operating expenses	368,470	300,911	1,377,914	1,191,451
Income from operations	17,908	13,112	83,794	25,214
Interest expense, net	(4,783)	(2,221)	(14,593)	(9,446)
Other non-operating income (expense)	(1,500)	120	188	1,373
Income before provision for income taxes	11,625	11,011	69,389	17,141
Provision for income taxes	2,605	(13,390)	17,211	(11,012)
Net income	$9,020	$24,401	$52,178	$28,153

Earnings per common share:
Basic	$0.32	$0.86	$1.84	$0.99
Diluted	$0.32	$0.86	$1.84	$0.99
Weighted average number of common shares outstanding:
Basic	28,373	28,382	28,384	28,425
Diluted	28,376	28,390	28,385	28,428

Dividends declared per common share:	$0.215	$0.070	$0.530	$0.280

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$5,727	$1,672
Marketable securities	9,333	15,144
Accounts receivable - net	215,991	171,036
Other current assets	44,207	40,814
Total current assets	275,258	228,666
Property and equipment - net	303,234	267,195
Other long-term assets - net	264,327	114,731
Total assets	$842,819	$610,592

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$169,267	$158,200
Debt - net	400,452	247,978
Other long-term liabilities	63,801	35,649
Total liabilities	633,520	441,827
Total shareholders' equity	209,299	168,765
Total liabilities and shareholders' equity	$842,819	$610,592

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Truckload Services:
Number of loads	66,821	75,309	287,782	314,530
Average operating revenue per load, excluding fuel surcharges	$1,014	$936	$975	$874
Average operating revenue per mile, excluding fuel surcharges	$3.07	$2.66	$2.89	$2.50
Average length of haul	330	352	337	349
Average number of tractors	1,711	1,946	1,787	1,950

Brokerage Services:
Number of loads (a)	53,467	45,896	210,713	185,892
Average operating revenue per load (a)	$1,710	$1,743	$1,665	$1,420
Average length of haul (a)	622	556	598	556

Intermodal Services:
Number of loads	143,845	88,208	455,752	347,056
Average operating revenue per load, excluding fuel surcharges	$514	$406	$482	$396
Average number of tractors	1,523	922	1,175	913
Number of depots	14	13	14	13

Dedicated Services:
Number of loads (b)	53,434	42,393	231,616	190,768
Average number of drivers	1,081	1,002	1,038	960

(a)

Excludes operating data from Cavalry Logistics International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Excludes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data – Continued

(Dollars in thousands)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Value-added Services
Average number of direct employees	3,757	4,012	3,841	4,166
Average number of full-time equivalents	1,463	1,622	1,405	1,731
Number of active programs	50	50	50	50

Operating Revenues by Segment:
Transportation	$260,448	$197,860	$949,242	$750,302
Logistics	125,487	115,818	510,918	465,070
Other	443	345	1,548	1,293
Total	$386,378	$314,023	$1,461,708	$1,216,665

Income (Loss) from Operations by Segment:
Transportation	$19,361	$7,304	$51,634	$14,512
Logistics	(1,814)	4,237	31,136	10,597
Other	361	1,571	1,024	105
Total	$17,908	$13,112	$83,794	$25,214

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as a supplemental measure of our performance. We define EBITDA, a non-GAAP measure, as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	( in thousands)		( in thousands)
EBITDA
Net income	$9,020	$24,401	$52,178	$28,153
Provision for income taxes	2,605	(13,390)	17,211	(11,012)
Interest expense, net	4,783	2,221	14,593	9,446
Depreciation and amortization	14,977	13,332	54,425	46,995
EBITDA	$31,385	$26,564	$138,407	$73,582

EBITDA margin (a)	8.1%	8.5%	9.5%	6.0%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.